Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by A SPAC I Mini Acquisition Corp. (the “Registrant”) of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to the references to my name in the Registration Statement and any and all amendments and supplements thereto, which indicate that I have accepted the nomination to become a director of the Registrant following the consummation of the business combination involving NewGenIvf Limited and the Registrant. I also consent to the filing of this consent as an exhibit to such Registration Statement and any and all amendments and supplements thereto.

Dated: _______________, 2023
Name: Fong, Hei Yue Tina